Exhibit 99.1

For Information: Sean Stack	For Immediate Release
Telephone: (216) 910-3504	March 27, 2008

Aleris Reports Fourth Quarter and Full Year Results

BEACHWOOD, Ohio – March 27, 2008 – Aleris International, Inc. today reported results for the fourth quarter and full year ended December 31, 2007.

2007 Summary

•	Strong free cash flow from continuing operations of $422 million

•	Completed the Wabash Alloys acquisition, providing additional customer diversification and scale that will allow us to continue to drive integration synergies

•	Strong gross productivity savings totaling $121 million

•	Ongoing initiatives to restructure European and North American operations

•	EBITDA from continuing operations, excluding special items, was $372 million

•	Pro forma adjusted EBITDA from continuing operations was $427 million

Fourth Quarter Summary

•	Strong free cash flow from continuing operations of $212 million

•	Completed strategic capital expansions; Koblenz 160” hot mill and Duffel plate program

•	EBITDA from continuing operations, excluding special items, was $49 million

•	Operating results negatively impacted by U.S. building and construction, automotive, and metal distribution volumes as well as costs related to European expansions

•	Strong gross productivity savings of $33 million

Aleris International, Inc.

	For the three months ended December 31		For the year ended December 31
	2007	2006	2007	2006
	(Successor) (1)	(Combined) (1)	(Successor) (1)	(Combined) (1)
(Dollars and pounds in millions)	(unaudited)
Pounds shipped:
Global rolled and extruded products	498.2	533.7	2,113.3	1,640.9
Global recycling	810.0	568.5	3,243.8	2,889.5

Revenue	$1,534.0	$1,337.5	$5,989.9	$4,195.6

(Loss) income from continuing operations	(69.9)	5.9	(94.1)	30.8

Net (loss) income	(114.0)	10.9	(128.6)	70.3

EBITDA from continuing operations, excluding special items (2)	49.4	87.2	371.8	340.2

Cash flow provided by operating activities from continuing operations	160.3	64.3	303.7	208.6

Free cash flow from continuing operations (2)	212.3	11.0	421.7	161.7

(1)	In this press release, the 2006 periods prior to the acquisition of Aleris by affiliates of TPG on December 19, 2006 and the period subsequent to the acquisition through December 31, 2006 have been combined and are referred to as the “Combined Periods” while the 2007 periods are referred to as the “Successor Periods”.

In addition, we entered into a definitive agreement to sell our Zinc business in November 2007 and completed the sale in January 2008. The results associated with this segment have been removed from the operating results and cash flows from continuing operations shown above and throughout this press release. The results of our zinc segment are included in net (loss) income.

(2)	This press release refers to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts.

“EBITDA from continuing operations,” as used in this press release, is defined as (loss) income from continuing operations before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA from continuing operations, excluding special items,” as used in this press release, is defined as EBITDA from continuing operations excluding restructuring and other charges, unrealized gains and losses on derivative financial instruments, the impact of the write-up of inventory and other items through purchase accounting, non-cash stock-based compensation expense, sponsor management fees, and, in 2006, the gain on the sale of the Carson, California property, the loss on the early extinguishment of debt, and the one-time gain associated with the hedge of a portion of the purchase price paid to acquire Corus Aluminum. “Free cash flow from continuing operations,” as used in this press release, is defined as EBITDA from continuing operations, excluding special items, less or plus changes in accounts receivable, inventory and accounts payable (excluding working capital acquired in business combinations) and less capital expenditures. In determining changes in inventory, the change in the reported balance sheet amounts due to the impact of the write-up of inventory through purchase accounting has been excluded. Management uses EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations as performance metrics and believes these measures provide additional information commonly used by our noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA from continuing operations, excluding special items, is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items.

2007 Operating Results

The Company entered into a definitive agreement to sell its Zinc business and completed the sale in January 2008 for $295 million, subject to adjustment based upon the working capital delivered. The zinc business has been reported as a discontinued operation in this press release and in our audited financial statements for all periods presented. All discussion and data will exclude the Zinc business unless otherwise noted.

Fourth Quarter 2007

Aleris reported fourth quarter 2007 revenues of $1.5 billion and a loss from continuing operations of $69.9 million. The loss from continuing operations includes $51.2 million of special items, including $21.6 million in restructuring and other charges, $15.1 million from purchase accounting, and $11.2 million in unrealized mark-to-market losses on derivative financial instruments. In addition, the fourth quarter results include amortization expense of $9.2 million as a result of the Company’s acquisition by TPG, an increase of $4.0 million from the comparable period of 2006. EBITDA from continuing operations, excluding special items, was $49.4 million in the fourth quarter of 2007.

For the fourth quarter of 2006, Aleris reported revenues of $1.3 billion and income from continuing operations of $5.9 million. Income from continuing operations included losses from special items totaling $6.0 million. EBITDA from continuing operations, excluding special items, was $87.2 million in the fourth quarter of 2006.

The continued softness in the North American building and construction and automotive industries as well as destocking in the North American and European distribution industries impacted fourth quarter shipment levels and profitability. Also affecting the fourth quarter were other out of the ordinary issues of approximately $12.0 million, including a longer than normal fourth quarter shutdown in Koblenz to install the new 160” hot mill. During this period, we experienced higher maintenance and other plant spending, while lower amounts of conversion costs were absorbed into inventory as we worked down substantial amounts of work in process inventory. Additionally, our North American recycling operations recorded a $4.7 million increase in environmental reserves and we experienced unfavorable metal price lag.

Commenting on Aleris’s fourth quarter results, Steven J. Demetriou, Chairman and Chief Executive Officer, said “Fourth quarter performance was significantly impacted by reduced volumes in our Global Rolled and Extruded Products business. The U.S. construction and automotive industries continued to weaken and demand in certain European end uses was impacted by customer inventory destocking. We have taken aggressive actions to offset the reduced demand in North America, including the announced closure of our Bedford, Ohio and Toronto, Canada paint facilities, and the temporary reduction of manufacturing at our Richmond, Virginia rolling mill.

“The cost performance of our European rolled products business in the fourth quarter was negatively impacted by the complexity and activity associated with the completion of our state-of-the-art 160” hot mill in Koblenz, Germany and the Duffel, Belgium plate project. However, both projects are successfully on-line and production has met our expectations. Over the long-term, the investment of capital into our European rolled products business will allow us to expand our production of aerospace and other heat treat plate and sheet, brazing sheet and other high-end product offerings.”

Full Year 2007

Aleris reported revenues of $6.0 billion and a loss from continuing operations of $94.1 million for the year ended December 31, 2007. The loss from continuing operations contains $146.2 million of unfavorable special items including $104.3 million from purchase accounting, $32.8 million of restructuring and other charges, and $9.1 million in sponsor management fees. In addition, the 2007 results include amortization expense of $40.1 million, an increase of $33.0 million over 2006 as a result of the TPG acquisition.

In 2006, Aleris reported revenues of $4.2 billion and income from continuing operations of $30.8 million. The 2006 results included $98.5 million of unfavorable special items described on page 11 of this press release.

EBITDA from continuing operations, excluding special items, was $371.8 million for 2007 compared with $340.2 million reported for 2006. Positively impacting 2007 were the acquired operations of Corus Aluminum which were fully included in our 2007 results versus five months in 2006, as well as productivity benefits and cost reductions associated with Six Sigma, synergy, and other productivity initiatives. Operating results in 2007 were negatively impacted by the dramatic decline in demand from the North American building and construction industry as housing starts decreased by 26% in 2007. In addition, operating results were negatively impacted by tightening scrap spreads in our North American specification alloy business as well as the higher costs of alloys and hardeners used in the manufacturing process, negative effect of metal price lag and approximately $32 million of out of the ordinary cost including higher absorption, environmental reserves and other items.

Free cash flow from continuing operations for 2007 was $421.7 million, driven by aggressive working capital management that yielded increased turns from 5.2 to 6.6 per year and a decrease in days of working capital from 70 to 56 in 2007 versus 2006.

Global Rolled and Extruded Products

Global Rolled and Extruded Products recorded a segment loss of $29.2 million in the fourth quarter of 2007 and segment income of $45.4 million in the comparable period of 2006. Excluding the impacts of purchase accounting adjustments and the gain on the sale of the Carson, CA property in 2006, segment loss was $13.8 million in the fourth quarter of 2007 compared to segment income of $43.8 million in the fourth quarter of 2006.

Segment EBITDA, excluding the impact of purchase accounting adjustments, was $23.8 million in the fourth quarter of 2007 compared to $80.2 million in the comparable period of 2006. The decrease in performance was driven by a 7% reduction in shipment levels versus the prior year period due to weak demand in both North America and Europe. Demand for building and construction products in North America declined as a result of the sharp decline in U.S. housing starts while both the North American and European operations were impacted by destocking in the distribution sectors.

We also experienced higher operating costs in Europe in the fourth quarter of 2007 where production rates declined, and maintenance and other plant spending increased during the downtime necessary for the completion of the 160” hot mill in Germany. Higher costs of alloys and hardeners used in the production process also contributed to the decline in segment performance as did the negative impacts of metal price lag in 2007. We continued to improve our hedging program during 2007 and believe that the impacts of metal price lag will be significantly reduced in 2008 and beyond as a result of changes made to the program in the fourth quarter of 2007. The hedging program is designed to reduce the business’s exposure to changing LME aluminum prices. While this program reduces the negative impact of declining LME prices it also reduces our ability to benefit during times of rising LME prices. Positively impacting the 2007 fourth quarter results were benefits resulting from our Six Sigma and other productivity initiatives.

Global Rolled and Extruded Products segment income was $50.8 million for the year ended December 31, 2007, compared with segment income of $180.7 million in the prior year. Excluding the impact of purchase accounting adjustments and the gain on the sale of the Carson, CA property in 2006, segment income was $151.6 million in 2007, compared with $212.6 million in 2006. Segment EBITDA, excluding purchase accounting adjustments, was $305.2 million in 2007 compared to $288.1 million in 2006. This increase resulted from the inclusion of the Corus Aluminum operations for the entire year in 2007 and the benefits from our Six Sigma and other productivity initiatives. Partially offsetting these increases was a 13% reduction in shipments, excluding the impact of acquisitions, related to the weaker U.S. building and housing activity, lower truck trailer build rates and metal distributor destocking, and the impact of lower benefits from metal price lag in 2007 versus 2006. Additionally, during the year we experienced higher alloy and hardener costs for certain products, and higher costs in Europe related to the shutdowns driven by the expansion projects.

Global Recycling

Segment income was $9.9 million in the fourth quarter of 2007 compared to $14.0 million in the fourth quarter of 2006. Segment EBITDA, excluding purchase accounting adjustments, was $24.2 million in the fourth quarter of 2007 compared to $22.0 million in the fourth quarter of 2006. Segment EBITDA benefited from strong European performance, the impact of the Wabash acquisition and productivity gains resulting from our Six Sigma and other initiatives; these gains were partially offset by declining scrap spreads in our North American specification alloys business and a $4.7 million charge in the fourth quarter of 2007 for environmental matters in North America. Shipment levels increased by 242 million pounds from the prior year’s fourth quarter, driven by the acquisition of Wabash Alloys, which accounted for 170 million pounds of the increase.

Segment income for the year ended December 31, 2007 decreased to $59.8 million from $84.8 million in the prior year. Excluding purchase accounting adjustments, segment income was $63.2 million in 2007 compared to $85.2 million in 2006. Segment EBITDA, excluding purchase accounting adjustments, was $108.2 million in 2007 compared to $114.7 million in 2006. The decrease in segment performance resulted from declining scrap spreads in our North America specification alloys business, the weakening of the U.S. dollar, and higher accruals for environmental matters. These factors more than offset record results in our European recycling operations and the benefits resulting from our productivity initiatives. Shipments increased by 354 million pounds in 2007 primarily as a result of the acquisition of Wabash Alloys in September 2007, which accounted for 212 million pounds of the increase.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense and certain corporate functions that are performed for the business units (G&A), other income and expense, certain realized gains and losses on derivative financial instruments resulting from the centralization of our risk management functions, and interest expense. In addition, in order to simplify the understanding of ongoing segment operations, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market accounting for derivative financial instruments.

Corporate G&A increased to $24.2 million in the fourth quarter of 2007 from $19.6 million in the same period of 2006 as the addition of sponsor management fees and increased operating costs at the Company’s new European headquarters including the impact of the stronger euro were only partially offset by lower incentive and stock-based compensation expense. Full year 2007 Corporate G&A increased by $10.0 million for the same reasons in addition to the full year impact of the Corus Aluminum acquisition.

During the fourth quarter, the Company recorded $21.6 million of restructuring and other charges. These charges resulted primarily from the impairment of long-lived assets at the Monterrey, Mexico recycling facility, the Toronto, Ontario paint facility, and the Bedford, Ohio coating facility as a result of the announced closure of those facilities and severance costs related to the departure of certain executive officers. Restructuring and other charges for the full year of $32.8 million included the fourth quarter charges as well as costs associated with several acquisitions that were not consummated and other facility consolidations. Approximately $9.5 million of the total restructuring and other charges will result in cash payments, primarily in 2008.

Capital expenditures were $191.8 million in 2007, compared with $119.4 million for the previous year. The increase is primarily attributable to a full year of the Corus Aluminum acquisition and the expansion projects which accounted for $137.1 million of capital expenditures in 2007.

We ended the year with $2.7 billion of net debt and $369 million of liquidity, excluding the impact of the Zinc sale. Pro forma for the application of the net proceeds from the Zinc sale, net debt was $2.4 billion as of December 31, 2007. Pro Forma EBITDA from continuing operations, excluding special items and including 2007 acquisitions as if they had occurred on January 1, 2007 and synergies as permitted by the Company’s Term Loan Agreement, for the year ended December 31, 2007 was $427.2 million.

Demetriou stated “2007 proved to be a challenging year with soft demand in North America and higher than expected costs in Europe. We will continue to relentlessly drive our productivity and integration programs and to right size our cost base with initiatives across the company. For example, during 2007, we began restructuring initiatives in our European operations and made significant progress in integrating the recently acquired Wabash Alloys operations. In addition, during the first quarter of 2008, we announced the combination of our North American specification alloy and aluminum recycling operations under a single management team and announced initiatives to right size the North American rolled products manufacturing base. These actions and other restructuring initiatives underway will allow us to consolidate nine facilities and eliminate approximately 700 positions across Aleris and shed $60-72 million in cost between 2008 and 2009.”

Aleris’s management has completed its assessment of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Based upon its documentation, testing and evaluation, Management has concluded that the Company did not have effective internal control over financial reporting as of December 31, 2007 within the context of the framework developed by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 will contain management’s report on internal control over financial reporting that will reflect this conclusion. Aleris’s registered public accounting firm, Ernst & Young LLP, will also indicate in their audit report the Company did not maintain effective internal control over financial reporting.

The material weakness identified relates to the aggregation of several deficiencies in the financial statement close process, and resulted in a several post-closing adjustments proposed to and recorded in the Company’s consolidated financial statements for the year ended December 31, 2007, which were not material on a net basis and which did not require adjustments to prior periods.

Ernst & Young LLP has completed its audit and is expected to issue an unqualified opinion with respect to Aleris’s consolidated financial statements to be included in its Annual Report on Form 10-K.

Conference Call and Webcast Information

Aleris will hold a conference call and webcast March 27, 2008 at 9:00 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Sean M. Stack, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 800-901-5217 or 617-786-2964 and referencing passcode 52887147 at least 10 minutes prior to the presentation, which will begin promptly at 9:00 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted on the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode 97567662 beginning at 1:00 pm Eastern time, March 27, 2008 until 11:59 p.m. Eastern time, April 3, 2008.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company has 48 production facilities in North America, Europe, South America and Asia, and has approximately 8,800 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings; future improvements in margins, processing volumes and pricing; overall 2008 operating performance; anticipated effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; the anticipated economic environment in 2008; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended September 30, 2007, particularly the sections entitled “Risk Factors” contained therein.

Contacts:	Sean M. Stack	Joseph M. Mallak
	Aleris International, Inc.	Aleris International, Inc.
	Phone # 216-910-3504	Phone #216-910-3455

Aleris International, Inc.

Consolidated Statement of Operations

(in millions)

	For three months ended December 31		For the year ended December 31
	2007	2006	2007	2006
	(Successor)	(Combined)	(Successor)	(Combined)
	(unaudited)
Revenues	$1,534.0	$1,337.5	$5,989.9	$4,195.6
Cost of sales	1,487.5	1,254.5	5,688.0	3,845.7

Gross profit	46.5	83.0	301.9	349.9
Selling, general and administrative expense	93.3	57.8	287.1	166.3
Restructuring and other charges	21.6	39.7	32.8	41.9
(Gains) losses on derivative financial instruments	(13.2)	(36.3)	(49.9)	(30.8)

Operating (loss) income	(55.2)	21.8	31.9	172.5
Interest expense	53.8	27.9	209.2	84.9
Interest income	(0.3)	(3.5)	(3.3)	(5.0)
Other expense, net	1.2	(14.3)	9.2	37.6

(Loss) income from continuing operations before provision for income taxes and minority interests	(109.9)	11.7	(183.2)	55.0
(Benefit from) provision for income taxes	(39.1)	6.8	(89.2)	24.1

(Loss) income from continuing operations before minority interests	(70.8)	4.9	(94.0)	30.9
Minority interests, net of provision for income taxes	(0.9)	(1.0)	0.1	0.1

Net (loss) income from continuing operations	(69.9)	5.9	(94.1)	30.8
Net (loss) income from discontinued operations, net of tax	(44.1)	5.0	(34.5)	39.5

Net (loss) income	$(114.0)	$10.9	$(128.6)	$70.3

Aleris International, Inc.

Operating and Segment Information

(in millions)

	For the three months ended December 31		For the year ended December 31
	2007	2006	2007	2006
	(Successor)	(Combined)	(Successor)	(Combined)
	(unaudited)
Supplemental information:
Depreciation and amortization	$54.6	$45.1	$202.9	$106.8
Capital expenditures	64.3	68.5	191.8	119.4

Segment reporting:
Shipments (pounds)
Global rolled and extruded products	498.2	533.7	2,113.3	1,640.9
Global recycling	810.0	568.5	3,243.8	2,889.5

	1,308.2	1,102.2	5,357.1	4,530.4

Revenues:
Global rolled and extruded products	$1,005.2	$979.3	$4,305.0	$2,726.2
Global recycling	541.4	373.0	1,808.5	1,489.0
Intersegment eliminations	(12.6)	(14.8)	(123.6)	(19.6)

	$1,534.0	$1,337.5	$5,989.9	$4,195.6

Segment income (loss):
Global rolled and extruded products	$(29.2)	$45.4	$50.8	$180.7
Global recycling	9.9	14.0	59.8	84.8

	(19.3)	59.4	110.6	265.5

Corporate general and administrative expense	(24.2)	(19.6)	(81.8)	(71.8)
Restructuring and other charges	(21.6)	(39.6)	(32.8)	(41.9)
Unallocated gains from derivative financial instruments	1.9	35.4	21.8	35.3
Interest expense	(53.8)	(27.9)	(209.2)	(84.9)
Interest and other income (expense), net	7.1	4.0	8.2	(47.2)

(Loss) income from continuing operations before income taxes and minority interests	$(109.9)	$11.7	$(183.2)	$55.0

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$109.9	$126.1
Accounts receivable, net	655.8	622.8
Inventories	840.9	936.0
Deferred income taxes	41.6	28.8
Derivative financial instruments	30.6	77.0
Other current assets	51.6	35.9
Assets of discontinued operations - current	251.1	166.4

Total Current Assets	1,981.5	1,993.0

Property, plant and equipment, net	1,423.5	1,202.2
Goodwill	1,219.1	1,362.4
Intangible assets, net	329.9	84.1
Other assets	163.5	139.0
Assets of discontinued operations – non-current	—	21.2

TOTAL ASSETS	$5,117.5	$4,801.9

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$660.5	$514.3
Accrued liabilities	248.2	335.2
Deferred income taxes	25.2	31.3
Current maturities of long-term debt	20.6	20.5
Liabilities of discontinued operations - current	67.5	43.5

Total Current Liabilities	1,022.0	944.8

Deferred income taxes	177.3	137.5
Long-term debt	2,743.7	2,567.5
Other long-term liabilities	326.8	302.6
Liabilities of discontinued operations – non-current	—	4.1
Stockholder’s equity	847.7	845.4

TOTAL LIABILITIES AND EQUITY	$5,117.5	$4,801.9

Aleris International, Inc.

Reconciliation of (Loss) Income from Continuing Operations to

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and

EBITDA, Excluding Special Items (1)

(unaudited)

(in millions)

	For the three months ended December 31		For the year ended December 31
	2007	2006	2007	2006
	(Successor)	(Combined)	(Successor)	(Combined)
(Loss) income from continuing operations	$(69.9)	$5.9	$(94.1)	$30.8
Interest expense, net	53.5	24.3	205.9	79.9
Income taxes	(39.1)	6.8	(89.2)	24.1
Minority interests	(0.9)	(1.0)	0.1	0.1
Depreciation and amortization	54.6	45.2	202.9	106.8

EBITDA from continuing operations	(1.8)	81.2	225.6	241.7
Unrealized losses (gains) on derivative financial instruments	11.2	(35.3)	(3.9)	(28.3)
Restructuring and other charges	21.6	39.7	32.8	41.9
Impact of recording acquired assets at fair value	15.1	11.2	104.3	43.9
Sponsor management fee	2.3	—	9.1	—
Stock-based compensation expense	1.0	3.5	3.9	10.2
Loss on early extinguishment of debt	—	0.7	—	54.4
Gain on sale of Carson, CA property	—	(13.8)	—	(13.8)
Realized hedge gain-Corus Aluminum acquisition	—	—	—	(9.8)

EBITDA from continuing operations, excluding special items	$49.4	$87.2	$371.8	$340.2

(1)	See note 2 on page 2.

Aleris International, Inc.

Reconciliation of Free Cash Flow to Cash Flow from Operating Activities of Continuing Operations

(unaudited)

(in millions)

	For the three months ended December 31		For the year ended December 31
	2007	2006	2007	2006
	(Successor)	(Combined)	(Successor)	(Combined)
Free cash flow	$212.3	$11.0	$421.7	$161.7
Net working capital (decrease) increase	(228.2)	7.7	(241.7)	59.1
Capital expenditures	65.3	68.5	191.8	119.4

EBITDA, excluding special items	49.4	87.2	371.8	340.2
Unrealized (losses) gains on derivative financial instruments	(11.2)	35.3	3.9	28.3
Loss on early extinguishment of debt	—	(0.7)	—	(54.4)
Realized hedge gain-Corus Aluminum acquisition	—	—	—	9.8
Gain on sale of Carson, CA property	—	13.8	—	13.8

Restructuring and other charges	(21.6)	(39.7)	(32.8)	(41.9)
Impact of recording acquired assets at fair value	(15.1)	(11.2)	(104.3)	(43.9)
Sponsor management fee	(2.3)	—	(9.1)	—

Stock-based compensation expense	(1.0)	(3.5)	(3.9)	(10.2)

EBITDA from continuing operations	(1.8)	81.2	225.6	241.7
Interest expense, net	(53.5)	(24.3)	(205.9)	(79.9)
Benefit from (provision for) income taxes	39.1	(6.8)	89.2	(24.1)
Depreciation and amortization	(54.6)	(45.2)	(202.9)	(106.8)
Minority interest, net of provision for income taxes	0.9	1.0	(0.1)	(0.1)

Net income (loss) from continuing operations	(69.9)	5.9	(94.1)	30.8
Depreciation and amortization	54.6	45.2	202.9	106.8
Benefit from deferred income taxes	(49.6)	14.7	(99.9)	11.8
Excess income tax benefits from exercise of stock options	—		—	(3.6)
Restructuring and other charges:
Charges	21.6	39.7	32.8	41.9
Payments	(3.8)	(24.1)	(15.7)	(30.0)
Non-cash loss on early extinguishment of debt	—	—	—	16.4
Stock-based compensation expense	1.0	3.5	3.9	10.2
Proceeds from settlement of currency derivative financial instruments	—	—	—	(9.8)
Unrealized losses (gains) on derivative financial instruments	11.2	(35.3)	(3.9)	(28.3)
Non-cash charges related to step-up in carrying value of inventory	1.1	(3.7)	47.3	—
(Gain) loss on sale of property, plant, and equipment	(0.6)	(14.7)	(0.6)	(14.7)
Other non-cash charges	1.9	2.4	10.0	6.1
Net change in operating assets and liabilities	192.8	30.7	221.0	71.0

Cash provided by operating activities from continuing operations	$160.3	$64.3	$303.7	$208.6

Reconciliation of Segment Income to

Segment Income, Excluding Special Items and

Segment EBITDA, Excluding Special Items

(unaudited)

(in millions)

	For the three months ended December 31		For the year ended December 31
	2007	2006	2007	2006
Global Rolled and Extruded Products
Segment (loss) income	$(29.2)	$45.4	$50.8	$180.7
Purchase accounting adjustments	15.4	11.4	100.8	43.9
Gain on sale of Carson, CA property	—	(13.8)	—	(13.8)
Stock-based compensation expense	—	0.8	—	1.8

Segment income, excluding special items	(13.8)	43.8	151.6	212.6
Depreciation and amortization	37.6	36.4	153.6	75.5

Segment EBITDA, excluding special items	$23.8	$80.2	$305.2	$288.1

Global Recycling
Segment income	$9.9	$14.0	$59.8	$84.8
Purchase accounting adjustments	(0.5)	—	3.4	—
Stock-based compensation expense	—	0.2	—	0.4

Segment income, excluding special items	9.4	14.2	63.2	85.2
Depreciation and amortization	14.8	7.8	45.0	29.5

Segment EBITDA, excluding special items	$24.2	$22.0	$108.2	$114.7

Aleris International, Inc.

Reconciliation of Pro Forma Loss from Continuing Operations to

Pro Forma EBITDA from Continuing Operations and

Pro Forma Adjusted EBITDA from Continuing Operations (1)(2)

(unaudited)

(in millions)

For the year ended December 31, 2007
Pro forma loss from continuing operations(3)	$(97.0)
Interest expense, net	218.3
Income taxes	(91.1)
Minority interests	0.1
Depreciation and amortization	210.8

Pro forma EBITDA from continuing operations	241.1
Unrealized losses on derivative financial instruments	(3.8)
Restructuring and other charges	32.8
Impact of recording acquired assets at fair value	104.3
Sponsor management fee	9.1
Stock-based compensation expense	3.9
Estimated synergies - Corus Aluminum	18.0
Estimated synergies - Wabash Alloys	20.0
Estimated synergies - EKCO Products	2.0

Pro forma adjusted EBITDA from continuing operations	$427.4

1.	See note 2 on page 2.
2.	Represents unaudited pro forma financial information for the year ended December 31, 2007 and presents the Company’s combined results of operations as if the acquisitions of Wabash Alloys and EKCO Products had occurred on January 1, 2007. Pro forma adjusted EBITDA from continuing operations includes the expected synergy savings from the Corus Aluminum, Wabash Alloys, and EKCO Products acquisitions as permitted by the Company’s Term Loan Agreement. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the acquisitions of Wabash Alloys and EKCO Products been made at the beginning of the period presented or the future results of combined operations.
3.	Pro forma loss from continuing operations of $97.0 million consists of Aleris’s historical loss from continuing operations of $94.1 million, Wabash Alloys’ historical net income of $6.7 million, EKCO Products’ historical net income of $0.6 million, and pro forma adjustments of ($10.2) million. The net income of Wabash Alloys and EKCO Products are estimates and are based on estimated financial information provided by the management of those entities.